EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 8th day of January, 2013, between MANTRA VENTURE GROUP LTD., a body corporate, with an office in the Province of British Columbia, Canada (the "Corporation") and Larry Kristof an individual resident in the City of Surrey in the Province of British Columbia (the "Employee").

WHEREAS

A.

In consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties have agreed and this Agreement witnesses as set forth below.

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	The Employee will be employed with the Corporation as Chief Executive Officer ("CEO") until terminated in accordance with this Agreement.

1.2	For the purpose of this Agreement, the following terms shall have the meanings specified below:

	(a)	"Agreement" means this amended and restated executive employment agreement;

	(b)	"Board" means the Board of Directors of the Corporation;

	(c)	"Business" means the business of the Corporation, being the acquisition and development of environmentally friendly technologies;

	(d)	"CEO" means the Chief Executive Officer of the Corporation from time to time;

	(e)	"Change of Control" means:

(i) The acquisition by a third party of more than 50% of the then outstanding voting securities of the Corporation;

(ii)

The change of control of the Board resulting from the election as directors at a meeting of shareholders of the Corporation of less than a majority of those persons named as intended to be nominated by management in an information circular prepared by management in connection with the meeting;

(iii)

Completion by the Corporation of a private placement as a result of which the number of then outstanding voting Securities of the Corporation increases to an amount at which the Corporation's then outstanding voting Securities that are subject to those certain Voting Trust Agreements is decreased to less than 51%.

(iv) The sale of all or substantially all the assets of the Corporation;

(v) The sale, exchange or other disposition of a majority of the outstanding voting Securities of the Corporation in a single or series of related transactions;

(vi)	The dissolution of the Corporation's business or the liquidation of its assets;

(vii)

A merger, amalgamation or arrangement of the Corporation in a transaction or series of transactions in which the Corporation's shareholders receive less than 51% of the outstanding voting Securities of the new or continuing Corporation or less than 50% of the number of directors of the entity immediately following any such merger, amalgamation or arrangement of the Corporation are directors who were a part of the Board on the date immediately prior to the transaction or series of transactions;

(viii)

The acquisition, directly or indirectly, through one transaction or a series of transactions, by any Person, of an aggregate of more than 30% of the outstanding voting Securities, or the combined voting power of the outstanding voting Securities; provided, however, if such Person acquires such voting Securities directly from the Corporation, such voting Securities shall not be included unless such Person subsequently acquires additional voting Securities which, when added to the Shares acquired directly from the Corporation, exceed 30% of the Corporation's then outstanding voting Securities, or the combined voting power of the outstanding voting Securities, and provided further that any acquisition of voting Securities by any Person in connection with a transaction described in section 1.2(e)(vi) above shall not be deemed to be a Change of Control; or

(ix)	The following individuals cease for any reason to constitute at least 50% of the number of directors then serving:

	(A)	Individuals who, on the date of this Agreement, constitute the Board; and

(B)

Any new director whose appointment or election to the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the then directors on the Board, who either were directors on the Board on the Effective Date or whose appointment, election or nomination for election was previously so approved.

(f)	"Effective Date" means the date the Corporation closes the acquisition of an Operating Business;

(g)	"Good Reason" means an unilateral decision by the Corporation:

(i) That materially diminishes the Employee's position or responsibility;

(ii)

Requiring the Employee to relocate to another city, province, state or country without the Employee's written consent; notwithstanding the foregoing, it is understood that the duties of employment will require travel, on a regular basis, in Canada and to international destinations;

(iii) That materially reduces the Employee's benefits or salary or eliminates the Employees eligibility to participate in a performance incentive plan or security based compensation program.

(h)	"Just Cause" includes, without limitation, the usual meaning of just cause under the common law or the laws of British Columbia, and shall also specifically include:

(i)	The Employee's repeated failure to promptly and adequately perform his duties to the satisfaction of the Corporation, acting reasonably and after having been put on notice;

(ii)	A material breach of this Agreement that cause significant detriment to the Corporation;

(iii)

A significant habitual absenteeism, which is not permitted under the Employment Standards Act, or as a result of an accident, sickness, or disability which significantly impairs the Employee to adequately perform his duties, and after the Corporation acting reasonably has put the Employee on notice; or

(iv)	A recurring pattern of conduct which is dishonest or which tends to damage the Corporation's goodwill or reputation for which the Corporation has put the Employee on notice.

ARTICLE 2
DUTIES

2.1

The Employee shall serve the Corporation in the capacity of CEO and shall perform, to the best of the Employee's ability, the duties: (i) typically expected of the CEO of a company carrying on a business similar to that of the Corporation, and (ii) as are reasonably assigned to the Employee by the Board from time to time. The Employee will well and faithfully serve the Corporation with 50% of his working time and effort (except as explicitly allowed pursuant to this Agreement or with the prior written consent of the Board), and hereby covenants to use the Employee's best efforts to promote the interests of the Corporation at all times during the term of employment.

2.2

The Employee shall disclose actual or potential business conflicts of interest to the Board. Any uncertainty as to whether such a conflict exists shall be raised by the Employee for determination by the Board, acting reasonably. The Employee shall conduct himself so as to avoid any actual or potential conflict of interest.

2.3

The Employee understands that his duties will include travel, including trips to, and extended stays outside of the province of British Columbia, and may be required to undertake other international travel as reasonably required by the CEO or the Board from time to time.

ARTICLE 3
REMUNERATION AND BENEFITS

3.1

The Employee shall receive a gross annual salary of $60,000 ("Salary"), payable in equal monthly installments unless otherwise mutually agreed, less applicable and statutory deductions, payable in accordance with applicable laws and the Corporation's payroll policies. The Salary shall be reviewed on at least an annual basis, and may, on the recommendation of the Board, and in the sole discretion of the Board, be increased.

3.2	In addition to the Salary provided for in Section 3.1, the Employee shall be entitled to receive the following benefits:

(a)	Participation in any performing incentive plan or security based compensation arrangement including any stock option plan, adopted by the Corporation from time to time;

(b)	Use of a vehicle provided by the Corporation and reimbursement for expenses associated with such use;

(c)

Participation in the Corporation's group medical, dental and other benefits programs as they may exist from time to time and in accordance with the terms and conditions of such programs and insurance policies as amended from time to time, or the Corporation will reimburse the Employee for the full premium cost of benefits currently provided to the Employee through another benefits program up to a maximum of 5% of the Employee's Salary; and

(d)	A paid vacation of five (5) weeks per year, prorated for partial years of employment, which the Employee must not allow to accumulate in excess of five weeks at any time.

3.3

The Employee shall be reimbursed for all reasonable out-of-pocket expenses actually and reasonably incurred by the Employee in connection with the Employee's duties hereunder. For all such expenses the Employee shall fumish to the Corporation an expense report supported by receipts verifying such expenses.

3.4	The Corporation will review the Employee's performance and Salary on at least an annual basis.

ARTICLE 4
TERM AND TERMINATION OF THIS AGREEMENT

4.1

Subject to the provisions for termination provided hereafter, the term of this Agreement will be for a period of two (2) years (the "Term") commencing on the date of this Agreement. The Term will automatically renew for consecutive periods of one year unless the Corporation or the Employee give the other 30 days written notice of non-renewal prior to expiry of the Term.

4.2

The Corporation may terminate the Employee's employment and this Agreement for Just Cause at any time, without notice and without any payment to the Employee whatsoever, save and except only for the payment of any accrued and unpaid Salary and vacation pay, and out-of-pocket expenses incurred in accordance with Section 3.3 up to the date of termination of employment.

4.3

The Employee may terminate this Agreement and the Employee's employment with the Corporation at any time, for any reason, by providing at least three (3) month's advance written notice to the Corporation, which may be waived in whole or in part by the Corporation. If the Corporation waives the notice period in whole or in part, the Corporation shall pay the Employee's Salary for the portion of the notice period that has been waived. The Employee shall be entitled to payment of any accrued and unpaid Salary, vacation pay, and out-of-pocket expenses in accordance with Section 3.3.

4.4

The employment of the Employee and the Corporation's obligation to compensate the Employee with respect to employment will terminate upon the death of the Employee save and except only for the payment of any accrued and unpaid Salary, out-of-pocket expenses in accordance with Section 3.3, and vacation pay accrued up to the date of termination of employment.

4.5

At any time, the Corporation may terminate this Agreement and the Employee's employment without Just Cause, in which case the Corporation will provide the Employee the following within 21 days of the date of termination:

	(a)	All accrued and unpaid Salary and vacation pay to the date of termination of employment;

	(b)	All out-of-pocket expenses incurred in accordance with Section 3.3 up to the date of termination of employment; and

(c)

A lump sum payment of that number of full months' Salary in lieu of notice which are then remaining in the Term of the Agreement provided that such number shall be no less than twenty-four (24) months' Salary in lieu of notice.

4.6

Subject to Section 4.7 below, if the Employee's employment is terminated by the Corporation, within one year following a Change of Control, the Employee shall be entitled to receive the following within 21 days of the date of termination:

	(a)	All accrued and unpaid Salary and vacation pay to the date of termination of employment:

	(b)	All out-of-pocket expenses incurred in accordance with Section 3.5 up to the date of termination of employment;

(c)

A lump sum payment of hat number of full months' Salary in lieu of notice which are then remaining in the Term of the Agreement provided that such number shall be no less than twenty-four (24) months' Salary in lieu of notice.

4.7	Section 4.6 does not become effective until the first day following the Effective Date.

4.8	In the event the Employee leaves employment for Good Reason, the Corporation will provide to the Employee the payments and compensation set out in Section 4.5.

4.9

Prior to receiving the payments in Sections 4.5, 4.6 and 4.8, the Employee or the Employee's estate agrees to execute and deliver to the Corporation a full and final release of all claims relating to the Employee's employment, and the termination thereof, in favor of the Corporation, predominantly in the form attached as Schedule A to this Agreement.

4.10

All payments made under this Section will be subject to applicable deductions and withholdings, and the Employee agrees that the Corporation may deduct or offset any overpayments, advances, loans, debts or any other amounts the Employee owes to the Corporation from the Employee's pay, severance or any other amounts owed to the Employee by the Corporation.

4.11	The Employee will not be required to repay to the Corporation any mitigation income earned after termination of employment.

4.12	Notwithstanding the termination of the Employee's employment, or the manner of termination, the provisions of Article 5, 6, 7, 8, 9, and 11 of this Agreement shall survive such termination.

ARTICLE 5
CONFIDENTIALITY

5.1

The Employee recognizes and understands that in performing the duties and responsibilities of employment as outlined in this Agreement, the Employee will occupy a position of confidence and will develop and acquire wide experience and knowledge with respect to all aspects of the Business of the Corporation and any other business carried on by the Corporation and its affiliates, as well as the manner in which such businesses are conducted. It is the express intent and agreement of the Employee and of the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the Business and other business interests of the Corporation and its affiliates and not in any manner detrimental to them.

5.2

The Employee further recognizes and understands that in performing the employment duties and responsibilities as outlined in this Agreement, the Employee will, and that prior to the date hereof he has, become knowledgeable with respect to a wide variety of non-public information concerning the business of the Corporation and its affiliates. The Employee therefore agrees that the Employee will hold all Confidential Information in confidence and will not use or disclose such Confidential Information to others except as necessary in carrying out the Employee's employment duties for the Corporation consistent with the terms hereof, provided that the foregoing restriction shall not apply once the information becomes public through no fault of the Employee. For purposes of this Agreement, "Confidential Information" means all information, know-how, data, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of the Corporation and its affiliates and includes, without limitation, the following categories of information: government relations, negotiations and related information; financial information; operations information; personnel information; investor information.

5.3

Confidential Information (including any reproduction thereof) shall remain the sole property of the Corporation. Upon termination of this Agreement and the Employee's employment with the Corporation, the Employee shall forthwith deliver or cause to be delivered to the Corporation all books, documents, effects, electronic information, securities or other property belonging to the Corporation or for which the Corporation is liable to others, including any copies thereof, which are in the possession, charge, control or custody of the Employee.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1

The Employee hereby transfers and assigns to and in favor of the Corporation any and all titles, interest, equities and rights, including without limitation, any and all trade-marks, patents, copyrights and intellectual property rights of whatsoever nature and kind, in and to any processes, works, inventions, data, formula, devices, designs, models, diagrams, publications, analyses, reports, improvements and ideas (whether or not patentable), in whatever form (collectively, "Works") that the Employee may have directed, conceived, reduced to practice, made or otherwise been involved with in the course of or as a result of employment with the Corporation (whether individually or in collaboration with others), including, without limitation, from the Employee's knowledge or use of Confidential Information, and agrees to transfer any and all Works that the Employee may direct, conceive, reduce to practice, make or otherwise be involved with in the course of or as a result of employment with the Corporation (whether individually or in collaboration with others), including, without limitation, from the Employee's knowledge or use of Confidential Information or the resources of the Corporation, after the date hereof. Any such Works shall be the exclusive property of the Corporation and its successors and assigns. The Employee further hereby waives and releases to and in favor of the Corporation any and all moral rights that he may now or hereafter have in and to the Works or any part or parts thereof. The Employee shall execute any documents and carry out any actions that the Corporation, its successors and assigns, reasonably shall request to give effect to the provisions of this Article 6.

6.2

The Employee shall make prompt and full disclosure in writing to the Board of all inventions, developments or discovery made by the Employee during the term of employment by the Corporation and in which the Corporation may have any right under the terms of this Agreement.

6.3

At the Corporation's request, the Employee shall, without further compensation to the Employee, assist the Corporation to secure and maintain patent rights or copyrights that are the property of the Corporation under this Agreement, including signing patent applications or copyright registration applications and assignments or other papers required by the Corporation to perfect, maintain, or enforce its rights,

ARTICLE 7
RESTRICTIVE COVENANTS

7.1

Non-solicitation and Non-competition by the Employee. The Employee agrees that while employed by the Corporation and for a period of one (1) year thereafter the Employee will not, without the prior written consent of the Corporation:

	(a)	Induce or attempt to influence, directly or indirectly, an employee of the Corporation to leave the employ of the Corporation;

(b)

Recruit, employ, or carry on business with, directly, or indirectly, an employee of the Corporation that has left the employ of the Corporation within the period of one (1) year preceding the time of such action; or

(c)

Either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other manner whatsoever, carry on or be engaged in a business which is the same as, or substantially similar to, or in competition with, the Corporation's Business at the time the Employee ceases to be employed by the Corporation.

7.2	Reasonableness of Non-solicitation and Non-competition Obligations. The Employee confirms that the obligations in Section 7.1 are fair and reasonable given that, among other reasons:

(a)

The fiduciary responsibilities the Employee will have with the Corporation will expose the Employee to the Confidential Information regarding the Corporation's business and plans, all of which the Employee agrees not to act upon to the detriment of the Corporation;

(b)	The Employee will be performing important strategic and development work for the Corporation; and

(c)

The Employee agrees that the obligations in Section 7.1, together with the Employee's other obligations under this Agreement, are reasonably necessary for the protection of the Corporation's proprietary interests and that given the Employee's general knowledge and experience they would not prevent the Employee from being gainfully employed if the employment relationship between the Employee and the Corporation were to end;

(d)

The Employee also agrees that the obligations in Section 7.1 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement and acknowledges that the Corporation would not have entered into this Agreement but for the protections provided to the Corporation by all of the aforementioned obligations.

7.3

Conflict of Interest. The Employee recognizes that the Employee is employed by the Corporation in a position of responsibility and trust and agrees that during the Employee's employment with the Corporation, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Corporation's interests. Without limiting this general statement, the Employee agrees that during the Employee's employment with the Corporation, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or interested in any Business in competition with the Business of the Corporation unless the Employee receives prior written authorization from the Corporation.

ARTICLE 8
ENFORCEMENT

8.1

Application to Courts of Competent Jurisdiction. In the event of a breach or threatened breach by the Employee of any of the provisions of Articles 5, 6 or 7, the Corporation will be entitled to injunctive relief restraining the Employee from breaching such provisions, as set forth in this Agreement. Nothing in this Agreement precludes the Corporation from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee's fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.

8.2

Severability and Limitation. In the event that one or more provisions, or any portion thereof, of this Agreement shall be indefinite, invalid, illegal or otherwise voidable or unenforceable in any respect under any applicable law, the entire Agreement will not fail on the account thereof, and the validity, legality and enforceability of the remaining provisions hereof or any remaining portion thereof, will not be affected or impaired in any way thereby. Further, if any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, illegal or otherwise voidable or unenforceable, it is the intent of the parties to this Agreement that such provision will be revised by such court so as to make it valid and enforceable under applicable law.

ARTICLE 9
DISPUTE RESOLUTION

9.1

Mediation/Arbitration. The Corporation and the Employee will work in good faith to resolve any disputes that arise under this Agreement. Where a dispute arises out of or in connection with this Agreement that cannot be resolved by the parties, and it is not related to the Corporation obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee's fiduciary, non-competition, non-solicitation or confidentiality obligations, the parties agree that either party may refer the dispute for final and binding resolution by arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within twenty-five (25) days of receipt of the notice to arbitrate, then either party may make application to the British Columbia Arbitration & Mediation Institute to appoint one. The arbitration will be held in Vancouver, B.C., in accordance with the BCICAC's "Shorter Rules for Domestic Commercial Arbitration", and the costs of arbitration will be apportioned between the parties as determined by the arbitrator.

ARTICLE 10
NOTICE

10.1

Any notice required to be given hereunder shall be in writing and sufficiently made if sent by facsimile transmission, or delivered or mailed by prepaid registered mail. Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by facsimile transmission, or, if mailed, on the fifth business day following the mailing thereof. Either party may change its address for service by giving written notice hereunder.

ARTICLE 11
GENERAL PROVISIONS

11.1

Entire Agreement. This Agreement constitutes the entire agreement between the parties. All previous agreements between the parties with respect to the terms and conditions of employment between the Corporation and the Employee are hereby mutually rescinded, annulled and superseded upon execution of this Agreement.

11.2

Independent Legal Advice. The parties hereto agree and acknowledge that this Agreement has been prepared by Macdonald Tuskey, Barristers & Solicitors, who act solely for the Corporation with respect to this Agreement and who offer no legal advice to the Employee and that Macdonald Tuskey and the Corporation have requested that the Employee seek and obtain independent legal advice in connection with the review and execution of this Agreement, if required.

11.3

No Waiver. Any waiver by a party of any breach of any provision of this Agreement by the other party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by either party.

11.4	Headings. The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it,

11.5	Currency. All references to dollars in this Agreement are to Canadian Dollars.

11.6

Enurement. The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, other legal personal representatives, successors and permitted assigns.

11.7	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws in force in British Columbia.

11.8	Amendment. This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.

11.9	Counterparts. This Agreement may be executed in counterparts, including counterpart by facsimile or PDF, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WEREOF the parties hereto have executed and delivered this Agreement as of the date first written above.

MANTRA VENTURE GROUP LTD.

Per:	/s/ Larry Kristof
Larry Kristof, President

/s/ Larry Kristof
LARRY KRISTOF

SCHEDULE A
RELEASE

IN CONSIDERATION for the payment and other good consideration under Article 4 of my employment agreement, provided to me, Larry Kristof by Mantra Venture Group Ltd. (the "Employer"):

1.

I hereby release the Employer and all affiliated or related companies, partnerships, joint-ventures and entities and all of their respective successors, administrators, directors, officers, employees, agents and assigns (altogether referred to as "Mantra Venture") from all claims, complaints, charges, duties, obligations, or causes of action of any kind relating to my employment or the termination thereof, including, but not limited to, any claim pursuant to human rights legislation or employment standards legislation, or any claim with respect to any other benefit or right related to my employment, that I possess against Mantra Venture as of the date of this Release.

2.	I acknowledge and agree that all outstanding pay of any kind owing to me by the Employer pursuant to the Employment Standards Act and my employment agreement has been paid to me.

3.

I agree to comply with all ongoing post-employment obligations arising out of my employment with the Employer, including, but not limited to, my duty not to disclose or use confidential or proprietary information belonging to Mantra Venture.

4.	I agree that I have returned to the Employer all Mantra Venture property in my possession and control, including all files, data, materials and records and all copies thereof.

5.

I agree not to disclose the terms of my settlement with the Employer or this Release except to my legal and financial advisors and immediate family, and, if I wish to disclose the terms of settlement to any such person, I agree to obtain their agreement not to disclose such terms to any other person, prior to making the disclosure to them.

6.	I agree not to make any disparaging or negative comments, whether written or oral, about Mantra Venture to any persons or other entities.

7.	I will not make a claim against any person that may have a right to claim over against Mantra Venture relating to my employment or termination thereof.

8.	I agree that the terms of this Release are contractual and are not mere recitals.

I have read this Release, understand its terms, and have had the opportunity to obtain legal advice with respect to it and all issues relating to my employment with the Employer, and the termination thereof, as I have seen fit.

Executed at the City of Surrey, British Columbia, this 8th day of January, 2013.

/s/ Larry Kristof
Larry Kristof

/s/ Kelly Kristof
Witness Signature

Kelly Kristof
Witness Name